March 15, 2005


Ms. Jennifer Cupo
Citibank, N.A.
388 Greenwich Street 14th Floor
New York, NY 10013


RE:     Officer's Certificate - Statement as to Compliance

        PHH Mortgage Capital LLC, Series:  CDMC 2004-1

Dear Ms. Cupo:

The undersigned officer certifies the following for PHH Mortgage Corporation (formerly known as Cendant Mortgage Corporation) for the 2004 calendar year. To the best of our knowledge:

(i) A review of the activities of the Master Servicer during the preceding year and of performance under the Pooling and Servicing Agreement dated as of January 1, 2004 has been made under such officers' supervision.

(ii)	To the best of such officers' knowledge, based on such review, the
Master Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement dated January 1, 2004 throughout such year.




Certified by:

/s/ Marc J. Hinkle
________________________________
Officer  Marc J. Hinkle
Vice President  Loan Servicing
PHH Mortgage Corporation
(formerly known as Cendant Mortgage Corporation)